EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-101069 and Form S-8 No. 333-107149) of SAVVIS, Inc. of our reports dated February 10, 2006, with respect to the consolidated financial statements of SAVVIS, Inc., SAVVIS, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of SAVVIS, Inc., included in the Annual Report (Form 10-K) for the year ended December 31, 2005.

Our audits also included the financial statement schedule of SAVVIS, Inc. listed in Item 15(a). This schedule is the responsibility of SAVVIS, Inc.’s management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                /s/ Ernst & Young LLP

St. Louis, Missouri

February 22, 2006